Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni	John Bostjancic
Executive Vice President	Vice President, Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-6822	(609) 936-2239
maureen.bellantoni@Integra-LS.com	jbostjancic@Integra-LS.com
Integra LifeSciences Reports Second Quarter 2007 Financial Results
Revenues for the Second Quarter Increase 35% to $134.8 million
Plainsboro, New Jersey, Aug 7, 2007 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the second quarter ending June 30, 2007. Total revenues in the second quarter of 2007 were $134.8 million, reflecting an increase of $34.6 million, or 35%, over the second quarter of 2006. Revenues from products acquired since March 31, 2006 were $26.8 million for the second quarter of 2007, compared to $8.6 million in the second quarter of 2006.
The company reported GAAP net income of $9.3 million, or $0.31 per diluted share, for the second quarter of 2007, compared to GAAP net income of $8.0 million, or $0.26 per diluted share, in the second quarter of 2006.
“We achieved strong revenue growth in the second quarter from increased sales of our existing product lines and acquired products,” said Stuart M. Essig, Integra’s President and Chief Executive Officer. “Both the Integra Extremity Reconstruction and Integra NeuroSciences selling organizations demonstrated continued progress in new product development with the launching of four new products for extremities reconstruction and the continued positive reception of the Integra MozaikTM Osteoconductive Scaffold through our Integra NeuroSciences sales force and our 20-person orthopedic spine sales organization.”
As announced previously in conjunction with the formation of the Integra Medical Instruments selling organization and the acquisitions of LXU Healthcare and Physician Industries, Integra initiated a restructuring. “We believe that these acquisitions and the combination of our instrument selling organizations under a single management team will drive continued increases in revenue growth and profitability,” said Mr. Essig.
Operating income for the second quarter of 2007 was $16.9 million, a 28% increase over the prior year period.
Integra generated approximately $6 million in cash flows from operations in the second quarter of 2007, a decrease of approximately 60% compared to the year ago period. The decrease in operating cash flows is primarily related to investments in inventory to support the scale up of our extremity reconstruction sales organization and from the start up of CUSA Excel™ product manufacturing operations at our new manufacturing plant in Ireland.

In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for the quarters ended June 30, 2007 and 2006 appear in the financial statements attached to this release. Integra’s adjusted net income and adjusted diluted earnings per share for these periods are not adjusted for share-based compensation expense associated with FAS 123R.
Adjusted net income for the second quarter of 2007, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $12.4 million, or $0.41 per diluted share. In the second quarter of 2006, adjusted net income was $11.0 million, or $0.35 per diluted share.
Integra LifeSciences presents its revenues in two categories: a) Neurosurgical and Orthopedic Implants and b) Medical Surgical Equipment.
The company’s revenues for the periods were as follows:

	Three Months
	Ended June 30,
	2007	2006
Revenue: ($ in thousands)
Medical Surgical Equipment and other	$85,359	$61,225
Neurosurgical and Orthopedic Implants	49,408	38,896

Total Revenue	$134,767	$100,121
Once again, sales of our DuraGen® family of products, extremity reconstruction implants and bone growth products led revenue growth in the Neurosurgical and Orthopedic Implants category. Nerve and tendon repair products, the Newdeal® family of products and private label products all experienced strong year over year growth in the quarter. Sales of product lines acquired subsequent to the first quarter of 2006 contributed $2.3 million to the increase in neurosurgical and orthopedic implant sales.
In the Medical Surgical Equipment category, the majority of the increase in revenue was due to acquired products. Internally generated growth was led by the RadionicsTM and Jarit® product lines, both of which posted double digit year over year growth. Sales of product lines acquired subsequent to the first quarter of 2006 contributed $24.5 million of product revenues during the second quarter of 2007 and $8.6 million in revenue during the second quarter of 2006.
Gross margin on total revenues in the second quarter of 2007 was 61%. Cost of goods sold included inventory fair value purchase accounting charges from the LXU Healthcare and Physician Industries acquisitions, impairment charges associated with the write-off of certain long-term assets, including the unamortized license fee associated with the recalled EnduraTM product and certain technology-based intangible assets, and charges related to the start up of CUSA Excel™ ultrasonic aspirator manufacturing operations. Together, these charges adversely affected the gross margin by more than 2 percentage points.
Research and development expense decreased $0.1 million in the second quarter of 2007 to $6.2 million. Research and development expenses in the second quarter of 2006 included a $1.6 million charge related to the discontinuation of an ultrasonic aspirator-related development project. In 2007, Integra has increased spending on its biomaterials product development programs.
Selling, general and administrative expense increased by $17.8 million to $55.0 million in the second quarter of 2007, or 41% of revenue, compared to $37.2 million, or 37% of revenue, in the second quarter of 2006. The increase in selling, general and administrative expense over the prior year was due primarily to substantial increases in the size of our selling organizations, particularly for spine and extremity reconstruction, and higher expenses for corporate staff and consulting. As we gain more leverage from our larger selling organizations, we expect selling, general and administrative expenses to decrease to between 38% and 40% of revenue over the remainder of 2007 and into 2008.

Intangible asset amortization expense increased $1.8 million in the second quarter of 2007 to $3.8 million. During the quarter, the Company recorded $1.7 million of impairments to intangible assets, of which $0.9 million was related to technology-based intangible assets and recorded in cost of product revenues and the remaining $0.8 million relates to other intangible assets and was recorded in intangible asset amortization. Of this other amount, $0.7 million related to a tradename that was discontinued following the acquisition of Physician Industries. The remaining impairment charges relate to certain events and management decisions made during the quarter.
We reported a $1.2 million increase in net interest expense to $2.6 million for the second quarter of 2007, primarily from increased borrowings under our credit facility. The credit facility was paid down following the successful completion of our sale of $330 million of convertible notes in June 2007.
We reported an effective income tax rate of 36%, which included approximately $0.7 million of taxes incurred in connection with the Company’s restructuring of its European entities. We expect our effective income tax rate for the full year 2007 to be 34%.
During the quarter, we raised $330 million through the private sale of $165 million aggregate principal amount of senior convertible notes due 2010 (the “2010 notes”) and $165 million aggregate principal amount of senior convertible notes due 2012 (the “2012 notes” and, together with the 2010 notes, the “notes”). The notes are senior, unsecured obligations of Integra, and will pay interest semi-annually at the rates of 2.75%, in the case of the 2010 notes, and 2.375%, in the case of the 2012 notes. Subject to certain designated events and other conditions, the notes will be convertible into cash and shares of Integra’s common stock or, at Integra’s irrevocable election, shares of Integra’s common stock, at an initial conversion rate of 15.0917 shares per $1,000 principal amount of 2010 notes and 15.3935 shares per $1,000 principal amount of 2012 notes. This represents an initial conversion price of approximately $66.26 per share for the 2010 notes and approximately $64.96 per share for the 2012 notes.
In connection with the offering, the Company entered into note hedge and warrant transactions to increase the effective conversion price of the 2010 notes to approximately $77.96 and the effective conversion price of the 2012 notes to approximately $90.95, and to reduce the potential dilution to the Company’s earnings per share upon future conversion of the notes.
Concurrently with the closing of this private offering, Integra repurchased approximately 1.4 million shares of its common stock for $75 million in private transactions. As of June 30, 2007, there remained $25.7 million available for repurchases under our existing share repurchase authorization, which will expire on December 31, 2007.
At June 30, 2007, our cash totaled $120.8 million and we have no outstanding borrowings under our credit facility. In March 2008, our $120 million contingent convertible subordinated notes will mature.
We are updating our guidance for the full year 2007 and 2008. We are also providing guidance for each quarterly period for the next twelve months. Our estimates assume foreign currency exchange rates remain unchanged throughout 2007 and 2008.
In accordance with our usual practice, our expectations for 2007 and 2008 financial performance do not include the impact of acquisitions or strategic corporate transactions that have not yet closed.
We estimate that we will incur approximately $1.1 million of inventory purchase accounting charges and $0.5 million of acquisition and integration related costs during the balance of 2007 related to the integration of previously completed transactions. In the future we may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.

Our quarterly and full-year revenue and GAAP and adjusted earnings per share expectations are as follows:

		GAAP	Adjusted
	Revenue	Earnings Per	Earnings
	Guidance	Share	Per Share
Period	(in millions)	Guidance	Guidance

Third Quarter 2007	$137 - $141	$0.38 - $0.43	$0.41 - $0.46
Fourth Quarter 2007	$150 - $154	$0.54 - $0.59	$0.55 - $0.60

First Quarter 2008	$142 - $147	$0.44 - $0.49	same as GAAP
Second Quarter 2008	$150 - $155	$0.48 - $0.53	same as GAAP

2007	$545 - $553	$1.53 - $1.63	$1.70 - $1.80

2008	$600 - $620	$2.10 - $2.25	same as GAAP
On a quarterly basis, we expect to incur approximately $3.8 million, or $0.08 per share, of share-based compensation expense associated with FAS 123R in 2007 and 2008. This non-cash compensation expense is included in both the GAAP and adjusted earnings per share guidance for 2007 and 2008 provided above.
We have scheduled a conference call for 9:00 am EST today, August 7, 2007, to discuss the financial results for the second quarter of 2007 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (913) 312-1233 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through August 21, 2007 by dialing (719) 457-0820 (access code 1463864) or through the webcast accessible on our home page.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, selling, general and administrative expenses, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians’ willingness to adopt our recently launched and planned products, third-party payors’ willingness to provide reimbursement for these products, initiatives launched by our competitors, our ability to secure regulatory approval for products in development and our ability to comply with recently enacted regulations regarding products containing materials derived from animal sources may adversely affect our future product revenues; our ability to integrate acquired businesses and to leverage our existing selling organizations and administrative infrastructure my affect our future selling, general and administrative expenses, the timing of and our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our net income and earnings per share; the amount and timing of acquisition and integration related costs; and the timing and amount of share-based awards granted to employees may affect the amount of non-cash compensation expense associated with FAS 123R. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.
Discussion of Adjusted Financial Measures
Adjusted net income consists of net income excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) intangible assets impairment charges, (vi) charges related to restructuring our legal entities in Europe, and (vii) the income tax expense/benefit related to these adjustments and the cumulative impact of changes in income tax rates. Adjusted earnings per diluted share are calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2007	2006
TOTAL REVENUE	$134,767	$100,121

COSTS AND EXPENSES
Cost of product revenues	52,808	41,373
Research and development	6,239	6,354
Selling, general and administrative	54,980	37,219
Intangible asset amortization	3,845	2,017

Total costs and expenses	117,872	86,963

Operating income	16,895	13,158

Interest income	636	594
Interest expense	(3,273)	(2,073)
Other income (expense), net	303	(99)

Income before income taxes	14,561	11,580

Income tax expense	5,220	3,603

Net income	$9,341	$7,977

Add back of after tax interest expense	2	684

Net income for diluted earnings per share	$9,343	$8,661

Diluted net income per share	$0.31	$0.26

Weighted average common shares outstanding for diluted net income per share	30,169	33,804

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.

	Three Months Ended
	June 30,
	2007	2006

Acquisition-related charges	1,631	3,727

Facility consolidation, manufacturing transfer and system integration charges	186	199

Employee termination and related costs	(228)	208

Charges associated with discontinued or withdrawn product lines	956	—

Charges associated with convertible debt exchange offer	—	87

Charges related to restructuring European legal entities	335	—

Intangible asset impairments	1,014	—

Income tax expense (benefit) related to above adjustments and cumulative impact of changes in tax rates	(881)	(1,171)

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2007	2006
GAAP net income	$9,341	$7,977

Non-GAAP adjustments:

Acquisition-related charges (a)	1,631	3,727

Facility consolidation, manufacturing transfer and system integration charges (b)	186	199

Employee termination and related costs (c)	(228)	208

Charges associated with discontinued or withdrawn product lines (d)	956	—

Charges associated with convertible debt exchange offer (e)	—	87

Charges related to restructuring European legal entities (f)	335	—

Intangible asset impairments (g)	1,014	—

Income tax expense (benefit) related to above adjustments and cumulative impact of changes in tax rates (h)	(881)	(1,171)

Total of non-GAAP adjustments	3,013	3,050

Adjusted net income	12,354	11,027
Add back of after tax interest expense	2	684

Adjusted net income for diluted earnings per share	$12,356	$11,711

Weighted average common shares outstanding for diluted net income per share	30,169	33,804

Adjusted diluted net income per share	$0.41	$0.35

(a)	2007 — $957 recorded in cost of product revenues, $674 recorded in intangible asset amortization; 2006 — $2,149 recorded in cost of product revenues, $1,578 recorded in research and development

(b)	2007 and 2006 — all recorded in cost of product revenues

(c)
2007 — all recorded in selling general and administrative (amount represents change in estimate for previously accrued severance amounts); 2006 — $140 recorded in cost of product revenues, $68 recorded in selling, general and administrative

(d)	2006 — all recorded in cost of product revenues

(e)	2007 — all recorded in selling, general and administrative

(f)	2007 — all recorded in selling, general and administrative

(g)	2007 — $848 recorded in cost of product revenues, $166 recorded in intangible asset amortization

(h)
Amount is reduced by the benefit from eliminating a $709 tax charge incurred in connection with the European legal entity restructuring and is increased by the elimination of a $161 favorable tax benefit from a tax rate reduction in a certain jurisdiction. The remaining amount reflects the estimated additional tax (expense)/benefit that the Company would record if it used non-GAAP results instead of GAAP results in the calculation of its tax provision, based on the statutory rate applicable to jurisdictions in which the above non-GAAP adjustments relate.

Condensed Balance Sheet Data (in thousands):

	June 30,	December 31,
	2007	2006
Cash and marketable securities, including non-current portion	$120,838	$22,697
Accounts receivable, net	95,267	85,018
Inventory, net	114,089	94,387

Bank line of credit	—	100,000
Convertible securities, current	119,964	119,542
Convertible securities, non-current, and other long term debt	330,000	508

Stockholders’ equity	223,514	296,162

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	September 30, 2007		December 31, 2007
	Low	High	Low	High
GAAP net income	$11,165	$12,600	$16,042	$17,607

Non-GAAP adjustments:

Acquisition-related charges	1,100	1,100	—	—

Facility consolidation, manufacturing transfer and system integration charges	250	250	250	250

Income tax expense (benefit) related to above adjustments	(445)	(445)	(82)	(82)

Total of non-GAAP adjustments	905	905	168	168

Adjusted net income	$12,070	$13,505	$16,210	$17,775
Add back of after tax interest expense	2	2	2	2

Adjusted net income for diluted earnings per share	$12,072	$13,507	$16,212	$17,777

Weighted average common shares outstanding for diluted net income per share	29,300	29,300	29,600	29,600

GAAP diluted net income per share	$0.38	$0.43	$0.54	$0.59
Non-GAAP adjustments detailed above (per share)	$0.03	$0.03	$0.01	$0.01

Adjusted diluted net income per share	$0.41	$0.46	$0.55	$0.60

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	December 31, 2007
	Low	High
GAAP net income	$45,622	$48,622

Non-GAAP adjustments:

Acquisition-related charges	2,731	2,731

Facility consolidation, manufacturing transfer and system integration charges	1,185	1,185

Employee termination and related costs	(105)	(105)

Charges associated with discontinued or withdrawn product lines	1,456	1,456

Charges related to restructuring European legal entities	335	335

Intangible asset impairments	1,014	1,014

Income tax expense (benefit) related to above adjustments and cumulative impact of changes in tax rates	(1,788)	(1,788)

Total of non-GAAP adjustments	4,828	4,828

Adjusted net income	$50,450	$53,450
Add back of after tax interest expense	8	8

Adjusted net income for diluted earnings per share	$50,458	$53,458

Weighted average common shares outstanding for diluted net income per share	29,750	29,750

GAAP diluted net income per share	$1.53	$1.63
Non-GAAP adjustments detailed above (per share)	$0.17	$0.17

Adjusted diluted net income per share	$1.70	$1.80
Source: Integra LifeSciences Holdings Corporation